Exhibit 10.1
Independent Consultant Agreement
This Agreement made as of this 1st day of July 2009, between Cynthia Sobe, (Consultant), and Associated Materials, LLC, (Associated). Associated hereby retains Consultant on the following terms and conditions:
1. Consultant, as an independent contractor, shall provide to Associated advice and counsel on a range of financial matters as well as other similar services as may be requested by Associated.
2. Consultant will be paid a fee of ten thousand dollars ($10,000.00) monthly for up to three (3) days of work per month during the term of this Agreement. Should Consultant be needed for work in excess of (3) days in any calendar month, Consultant will be paid at a rate of one hundred fifty ($150) dollars per hour for all such hours. In addition, Consultant will be reimbursed for reasonable travel expenses.
3. Consultant agrees to be available as needed by Associated during the term of this Agreement.
4. Consultant agrees that as an independent contractor she shall not be entitled to any benefits applicable to Associated employees, and shall have sole responsibility for the payment of all applicable governmental taxes including Federal, State and local income taxes and for all employment and disability insurance, Social Security and other similar taxes.
5. The information and knowledge acquired by Consultant in connection with or as a result of her services hereunder, shall be regarded as confidential and Consultant shall not use, nor disclose any such information, knowledge or trade secrets to any person either during or after the period of this agreement, except as otherwise authorized by Associated. All records and copies of records relating to Associated’s operations and business made or received by Consultant during the period of this agreement are and shall be Associated’s property exclusively, and Consultant shall keep the same at all times in his custody and subject to her control, and shall surrender the same at the termination of this agreement if not before.
6. This agreement shall be effective as of July 1, 2009 and shall continue for ninety (90) days. This agreement can be extended by mutual agreement between Consultant and Associated for additional thirty (30) day periods.
IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

Associated Materials, LLC

BY:	/s/ Cynthia Sobe	BY:	/s/ John Haumesser

	Cynthia Sobe		John Haumesser Vice President, HR

Date:	6/26/2009	Date:	6/26/2009